Exhibit 99.1

Issuer Direct Reports Second Quarter 2015 Results

MORRISVILLE, NC / ACCESSWIRE / Aug 6, 2015 /Issuer Direct Corporation (NYSE MKT:ISDR)  a market leader and innovator of disclosure management solutions and cloud-based compliance technologies, today reported its operating results for the three months ended June 30, 2015. The Company will host an investor conference call today at 5:00 PM Eastern Time, to discuss its operating results and relevant topics of interest.

Second Quarter 2015 Financial and Business Highlights Include:

●	Revenue was $3.1 million, compared to $3.6 million during the same period of fiscal 2014

●	Gross margin remained at 71%

●	The Company achieved EBITDA margin of 18%, consistent with the same period of the prior year

●	The Company's GAAP earnings per share remained at $0.03

●	Non-GAAP net income was $0.5 million, or $0.21 per share, compared to $0.5 million, or $0.24 per share for the same period of fiscal 2014

●	The Company generated cash flows from operations of $0.8 million compared to $0.2 million in the same period of the prior year, continuing its history of positive cash flows from operations

●	Cash balance was $3.4 million at June 30, 2015, compared to $2.8 million at March 31, 2015

Six Months Ended June 30, 2015 Financial and Business Highlights Include:

●	Revenue was $6.2 million compared to $7.1 million during the same period of fiscal 2014

●	Gross margin remained at 71%

●	The Company achieved EBITDA margin of 19%, a slight increase from 18% during the first six months of 2014

●	The Company’s GAAP earnings per share increased to $0.13 from $0.02 during the first six months of 2014

●	Non-GAAP net income was $905,819, or $0.38 per share compared to $903,487, or $0.43 per share in the same period of fiscal 2014

●	The Company generated cash flows from operations of $1.9 million compared to $0.3 million during the same period of the prior year

●	Cash balance was $3.4 million at June 30, 2015, compared to $1.7 million at December 31, 2014

Key Performance Indicators

●
Excluding Accesswire, the Company performed work for approximately 950 clients in the second quarter of 2015, unchanged from first quarter 2015 with average revenue per user ("ARPU") up slightly to just over $3,000 per client. These metrics were in line with Company expectations.

●
Accesswire clients decreased to 1,187 in the second quarter 2015, compared to 1,266 in the first quarter 2015. Growth in direct Accesswire client count was offset by termination of certain low margin re-seller agreements, resulting in an aggregate decline. These lower margin reseller agreements were entered into prior to Accesswire’s acquisition by Issuer Direct.

Brian Balbirnie, CEO of Issuer Direct commented, “As we continue our transition to our cloud-based platform, relying less on the legacy physical printed business, we are managing costs and generating positive cash flows from operations, despite the overall decrease in revenue. In parallel, the revenue produced by Accesswire continues to grow and margins are expanding, due to the increase in number of Accesswire client contracts under our normalized rate plans compared to the historically lower margin reseller rate plans, as certain reseller agreements have been selectively terminated.”

Mr. Balbirnie continued, "We believe the progress we are making in developing our new product sets and integrated platform will fuel our future growth and top line next year and beyond. We are on track with the development and the release of these offerings.  As such, in the fourth quarter, we intend to release the EDGAR self-service product platform, which is based on the Xselus technology that we acquired in April of this year. We have also moved the investor management and order annual report functions to the new cloud-based platform. The next phase is the further completion of our new dataset product, expected by the end of the fourth quarter. By subscribing to our new dataset offering, existing and new publicly traded clients will be able to access institutional and retail contact data, investor profiles, utilize a fully integrated contact management system and much more to digitally target and engage investors."

Mr. Balbirnie concluded, "Overall, as we transition the business and lay the foundation for growth, we are generating positive cash flows from operations. However, during this transition period, we expect our revenue to remain flat or decrease as compared to prior periods.  We believe the work we are doing today will allow the Company to generate greater cash flow in the future. Moving forward, we hope to exploit our leverage, as we grow Accesswire, launch our Cloud-based Disclosure platform and add our new dataset offerings."

Financial Results for the Second Quarter ended June 30, 2015:

Total revenue was $3.1 million during the three-month period ended June 30, 2015, as compared to $3.6 million during the same period of fiscal 2014.   The decrease in revenue compared to the prior year is primarily due to a decline in our Annual Report Service offerings as issuers shift from hardcopy fulfillment of annual reports to digital fulfillment and as a result, either downgrade their service to digital or elect to discontinue the service altogether.  Additionally, the company experienced declines in traditional Edgar and XBRL service offerings due to increased pricing pressure as the market continues to mature.  These decreases were partially offset by an increase in revenue from our press release business due to the acquisition of Accesswire.

Gross profit was $2.2 million, or a gross profit margin of 71%, for the second quarter of 2015, compared to $2.6 million, or gross profit margin of 71% for the second quarter of 2014. Operating income was $297,080 compared to $379,068 in the second quarter of last year.  It is anticipated that the company will be able to maintain or increase gross margin percentages as the company transitions customers to electronic dissemination of corporate information.

Second quarter EBITDA was $560,479, or 18% of revenue, compared to $659,835, or 18% of revenue in the same quarter last year.  Non-GAAP net income, excluding amortization of intangible assets, stock based compensation, integration of acquisition costs, non-cash interest expense, tax benefit related to a change in the valuation allowance and tax impact of adjustments, was $488,167 or $0.21 per diluted share, compared to $500,966 or $0.24 per diluted share in the second quarter of 2014.  Please refer to the tables below for the calculation of EBITDA and the reconciliation of GAAP income and earnings per share to Non-GAAP income and earnings per share.

On a GAAP basis, the Company reported net income of $65,028 or $0.03 per diluted share compared to $68,023 or $0.03 per diluted share in the same period of 2014.

Financial Results for the six months ended June 30, 2015:

Total revenue for the six months ended June 30, 2015 was $6.2 million compared to $7.1 million during the same period of fiscal 2014.  The decrease in revenue for the six-month period ended June 30, 2015 is due to the same factors noted above for the second quarter.

Gross profit was $4.3 million, or a gross profit margin of 71%, for the six month period ended June 30, 2015, compared to $5.0 million, or 71% gross profit margin during the same fiscal period of 2014. Operating income was $615,174 compared to $754,191 in the same period of last year.

EBITDA for the six-month period ended June 30, 2015 was $1.1 million compared to $1.3 million in the same period of last year.  Non-GAAP net income, excluding amortization of intangible assets, stock based compensation, integration of acquisition costs, non-cash interest expense, tax benefit related to a change in the valuation allowance and tax impact of adjustments, was $905,918 or $0.38 per diluted share, compared to $903,487 or $0.43 per diluted share in the same period of fiscal 2014.  Please refer to the tables below for the calculation of EBITDA and the reconciliation of GAAP income and earnings per share to Non-GAAP income and earnings per share.

On a GAAP basis, the Company reported net income of $301,693 or $0.13 per diluted share compared to $31,081 or $0.02 per diluted share in the same period of 2014.  GAAP income for the first six months of 2015 included a tax benefit of $210,370 related to the partial reversal of a valuation allowance against deferred tax assets associated with net operating losses acquired as a result of the acquisition of PrecisionIR as noted in the Non-GAAP reconciliation below.

Non-GAAP Information

Certain non-GAAP financial measures are included in this press release. In the calculation of these measures, the Company generally excludes certain items such as amortization and impairment of acquired intangibles, non-cash stock-based compensation charges, unusual, non-recurring gains and charges and non-cash interest expense. The Company believes that excluding such items provides investors and management with a representation of the Company's core operating performance and with information useful in assessing its prospects for the future and underlying trends in the Company's operating expenditures and continuing operations. Management uses such non-GAAP measures to evaluate financial results and manage operations. The release and the attachments to this release provide a reconciliation of each of the non-GAAP measures referred to in this release to the most directly comparable GAAP measure. The non-GAAP financial measures are not meant to be considered a substitute for the corresponding GAAP financial statements and investors should evaluate them carefully. These non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies.

CALCULATION OF EBITDA

	Three Months ended June 30,
	2015	2014
	Amount	Amount

Net income:	$65,028	$68,023
Adjustments:
Depreciation and amortization	263,399	280,767
Interest expense, net	241,025	360,676
Income tax benefit	(8,973)	(49,631)
EBITDA:	$560,479	$659,835

	Six Months ended June 30,
	2015	2014
	Amount	Amount

Net income:	$301,693	$31,081
Adjustments:
Depreciation and amortization	531,740	562,633
Interest expense, net	485,875	722,731
Income tax expense (benefit)	(172,394)	379
EBITDA:	$1,146,914	$1,316,824

RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES

	Three Months ended June 30,
	2015		2014
	Amount	Per diluted share	Amount	Per diluted share

Net income:	$65,028	$0.03	$68,023	$0.03
Adjustments:
Amortization of intangible assets (1)	245,393	0.10	230,018	0.11
Stock based compensation (2)	147,087	0.06	110,552	0.05
Integration and acquisition costs (3)	81,667	0.04	45,225	0.02
Non-cash interest expense (4)	208,335	0.09	312,500	0.15
Tax impact of adjustments (5)	(259,343)	(0.11)	(265,352)	(0.12)
Non-GAAP net income:	$488,167	$0.21	$500,966	$0.24

	Six Months ended June 30,
	2015		2014
	Amount	Per diluted share	Amount	Per diluted share

Net income:	$301,693	$0.13	$31,081	$0.02
Adjustments:
Amortization of intangible assets (1)	491,436	0.21	460,126	0.22
Stock based compensation (2)	278,931	0.12	210,183	0.10
Integration and acquisition costs (3)	126,667	0.05	111,797	0.05
Non-cash interest expense (4)	416,670	0.17	625,000	0.30
Tax impact of adjustments (5)	(499,208)	(0.21)	(534,700)	(0.26)
Portion of tax benefit related to change in valuation allowance (6)	(210,370)	(0.09)	-	-
Non-GAAP net income:	$905,819	$0.38	$903,487	$0.43

(1) The adjustments represent the amortization of intangible assets related to acquired assets and companies.

(2) The adjustments represent stock-based compensation expense recognized related to awards of stock options or common stock in exchange for services.

(3) The adjustments represent legal fees, consulting fees, integration costs, and other non-recurring costs in connection with the acquisitions of Accesswire and PrecisionIR Group, Inc., which were incurred in 2015 and 2014, respectively.

(4)  The adjustment represents the amortization of debt-discount that was created as a result of a beneficial conversion feature that was embedded in a note payable that the Company issued in order to finance the acquisition of PrecisionIR Group, Inc.  The amortization of the debt discount is recorded as non-cash interest expense and has no impact on the cash flows or operations of the Company.

(5)  This adjustment gives effect to the tax impact of all non-GAAP adjustments at a rate of 38%, which approximates the Company's state and federal tax rates.

(6) The adjustment eliminates the income tax benefit recorded in the first quarter of 2015 that was related to a partial reversal of the valuation allowance established for deferred tax assets associated with net operating losses for PrecisionIR Group, Inc. at the date of acquisition.

Conference Call Information

To participate in the conference call, please dial 877.407.8133 (international callers dial 201.689.8040) approximately five minutes prior to 5:00 p.m. Eastern Time. Additionally, you can listen to the event online at http://www.investorcalendar.com/IC/CEPage.asp?ID=174208.

A replay of the conference call will be available two hours after completion of the call until Thursday, August 20, 2015. To access the replay, dial 201.612.7415 and enter the conference I.D. #13615258.

If you are unable to participate during the live webcast, the event archive along with a transcript will be available at www.issuerdirect.com/earnings-calls-and-scripts/.

About Issuer Direct Corporation

Issuer Direct is a disclosure management and targeted communications company. Our integrated platform provides tools, technologies and services that enable our clients to disclose and disseminate information through our network. With a focus on corporate issuers, the Company alleviates the complexity of maintaining compliance with its integrated portfolio of products and services that enhance companies' ability to efficiently produce and distribute their financial and business communications both online and in print.

Download this Company's Investor Factsheet: http://ir.issuerdirect.com/tearsheet/html/isdr

Request a Copy of this Company's most recent Report: https://www.orderannualreports.com/order/companies/846

Forward-Looking Statements.

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words "believe," "anticipate," "estimate," "expect," "intend," "plan," "project," "prospects," "outlook," and similar words or expressions, or future or conditional verbs such as "will," "should," "would," "may," and "could" are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company's forward-looking statements, please see the Company's Annual Report on Form 10-K for the year ended December 31, 2014, including but not limited to the discussion under "Risk Factors" therein, which the Company has filed with the SEC and which may be viewed at http://www.sec.gov.

Contact:

For Further Information:
Brian R. Balbirnie
Issuer Direct Corporation
919-481-4000
brian.balbirnie@issuerdirect.com

Brett Maas
Hayden IR
(646) 536-7331
brett@haydenir.com

James Carbonara
Hayden IR
(646)-755-7412
james@haydenir.com

SOURCE: Issuer Direct Corporation

ISSUER DIRECT CORPORATION
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2015	2014
	(unaudited)
ASSETS
Current assets:

Cash and cash equivalents	$3,449,020	$1,721,343
Accounts receivable, (net of allowance for doubtful accounts of $443,324 and $460,564, respectively)	1,562,072	2,013,464
Deferred income tax asset – current	91,118	7,290
Other current assets	415,770	311,666
Total current assets	5,517,980	4,053,763
Fixed assets, net	415,184	145,384
Goodwill	2,241,872	2,241,872
Intangible assets (net of accumulated amortization of $2,008,802 and $1,517,366, respectively)	3,242,198	3,733,634
Other noncurrent assets	28,364	28,286
Total assets	$11,445,598	$10,202,939

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$344,536	$255,615
Accrued expenses	1,149,932	1,105,122
Income tax payable	164,088	135,533
Note payable – related party (net of debt discount of $118,727 and $535,397, respectively)	1,547,945	1,131,276
Deferred revenue	995,892	877,120
Total current liabilities	4,202,393	3,504,666
Deferred tax liability	506,944	633,778
Other long term liabilities	42,436	56,733
Total liabilities	4,751,773	4,195,177

Stockholders' equity:

Preferred stock, $0.001 par value, 30,000,000 shares authorized, no shares issued and outstanding as of June 30, 2015 and December 31, 2014	-	-
Common stock $0.001 par value, 100,000,000 shares authorized, 2,330,832 and 2,316,743	2,331	2,317
shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively.
Additional paid-in capital	6,108,448	5,725,470
Other accumulated comprehensive loss	(45,905)	(47,283)
Retained earnings	628,951	327,258
Total stockholders' equity	6,693,825	6,007,762
Total liabilities and stockholders’ equity	$11,445,598	$10,202,939

ISSUER DIRECT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the three months ended		For the six months ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Revenues	$3,106,389	$3,638,269	$6,150,171	$7,132,625
Cost of services	899,541	1,069,405	1,812,418	2,096,996
Gross profit	2,206,848	2,568,864	4,337,753	5,035,629
Operating costs and expenses:
General and administrative	907,341	911,992	1,787,123	2,120,334
Sales and marketing	644,564	905,418	1,210,620	1,428,941
Product Development	94,464	91,619	193,096	169,530
Depreciation and amortization	263,399	280,767	531,740	562,633
Total operating costs and expenses	1,909,768	2,189,796	3,722,579	4,281,438
Operating income	297,080	379,068	615,174	754,191
Other income (expense):
Interest income (expense), net	(241,025)	(360,676)	(485,875)	(722,731)
Total other income (expense)	(241,025)	(360,676)	(485,875)	(722,731)
Income before taxes	56,055	18,392	129,299	31,460
Income tax benefit (expense)	8,973	49,631	172,394	(379)
Net income	$65,028	$68,023	$301,693	$31,081
Income per share – basic	$0.03	$0.03	$0.13	$0.02
Income per share - fully diluted	$0.03	$0.03	$0.13	$0.02
Weighted average number of common shares outstanding - basic	2,322,240	2,042,494	2,320,344	2,039,771
Weighted average number of common shares outstanding - fully diluted	2,359,836	2,106,837	2,361,026	2,111,699

ISSUER DIRECT CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	For the three months ended		For the six months ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net income	$65,028	$68,023	$301,693	$31,081
Foreign currency translation adjustment	(6,900)	(3,886)	1,378	(10,420)
Comprehensive income	$58,128	$64,137	$303,071	$20,661

ISSUER DIRECT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six months ended June 30,
	2015	2014
Cash flows from operating activities:
Net income	$301,693	$31,081
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	531,740	563,036
Bad debt expense	94,276	104,929
Deferred income taxes	(209,898)	(768)
Stock-based compensation expense	278,931	210,183
Non-cash interest expense	416,670	625,000
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	366,150	(752,861)
Decrease (increase) in deposits and other current assets	(104,022)	(106,158)
Increase (decrease) in accounts payable	85,936	137,505
Increase (decrease) in accrued expenses	47,837	(817,067)
Increase (decrease) in deferred revenue	106,862	272,192
Net cash provided by operating activities	1,916,175	267,072

Cash flows from investing activities:
Purchase of fixed assets	(228,025)	(47,029)
Net cash used in investing activities	(228,025)	(47,029)

Cash flows from financing activities:
Proceeds from exercise of stock options	7,025	119,015
Tax benefit on stock-based compensation awards	16,191	109,755
Net cash provided by financing activities	23,216	228,770

Net change in Cash	1,711,366	448,813
Cash – beginning	1,721,343	1,713,479
Currency translation adjustment	16,311	(1,299)
Cash – ending	$3,449,020	$2,160,993
Supplemental disclosure for non-cash investing and financing activities
Cash paid for interest	$66,667	$100,000
Cash paid for income taxes	$34,500	$556,600
Non cash activities
Stock-based compensation capitalized as software development costs	$80,845	$-